Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Hope Cochran	Teresa Fausti
Clearwire	Clearwire
425-216-4735	425-216-4556
Hope.Cochran@clearwire.com	Teresa.Fausti@clearwire.com
CLEARWIRE REPORTS RECORD FIRST QUARTER 2007 RESULTS
Service Revenue More Than Triples and Gross Margin Percentage Related to Service Revenue Expands Fivefold in First Quarter 2007 Compared to First Quarter 2006
Number of Cash Flow Positive Markets Grows to Ten in First Quarter 2007 from Four in Fourth Quarter 2006
Initial 25 Domestic Markets Approach Cash Flow Positive, with More than One out of 10 Households in these Markets Subscribing to Clearwire Service
Clearwire Sets New Customer Growth Record and Ends First Quarter 2007 with Approximately 258,000 Subscribers, Representing a 161% Increase over First Quarter 2006
KIRKLAND, Wash., May 8, 2007 - Clearwire Corporation (NASDAQ: CLWR) today reported record results in several key business indicators at the end of the first quarter of 2007, demonstrating replicable and scalable market performance as the company expands the reach of its simple, high-speed and portable wireless broadband service.
The company reported approximately 52,000 first quarter net subscriber additions, representing an increase of 41% over the first quarter of 2006, and bringing its total to approximately 258,000 subscribers. The increase resulted both from strong sales efforts in its distribution channels and better-than-expected churn of only 1.6% per month. Clearwire ended the quarter with approximately 10.1 million people covered by its network in the United States and Europe located in more than 375 cities, towns and communities, with a total of 1,356 tower sites in commercial service.
The growth in the customer base, combined with increasing average revenue per user (ARPU) and tight churn management led to record revenue growth for Clearwire. First quarter Service Revenue was $29.3 million, more than triple the $9.5 million in the same period last year. Equipment Revenue declined to zero following the sale of our NextNet Wireless subsidiary to Motorola in the third quarter of 2006. Clearwire’s overall Gross Margin improved for the quarter to $12.5 million, up from $8.9 million in the same period in
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2006. In addition, the Service business Gross Margin improved sharply to $12.5 million, up from $0.8 million in the same period 2006 due largely to the maturation of the company’s initial 25 markets and the company’s increased scale. Clearwire reported Adjusted EBITDA Loss of $51.5 million, compared with an Adjusted EBITDA Loss of $33.0 million for the first quarter 2006, driven primarily by expenses associated with recently launched markets and markets under construction that have not yet started to generate revenues. Adjusted EBITDA adds back certain non cash expenses including share-based compensation expense, non-cash spectrum lease expense and non-cash tower lease expenses. (Refer to section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” for further information).
Clearwire also reported Capital Expenditures of $74.4 million for the quarter as it continued to invest in new market deployments, which typically take between 14 to 18 months to complete construction.
“We are building a network today that is doing for the Internet what cellular networks did for voice communications,” said Ben Wolff, Clearwire’s chief executive officer. “The solid financial results and strong subscriber acquisitions we demonstrated this quarter speak volumes about the mass-market appeal of our differentiated broadband offering. Our increasing ARPU and our low churn rate show that subscribers value the convenience, portability and reliability of our service.”
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Clearwire Corporation
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended March 31,
	2007	2006
REVENUE
Service	$29,275	$9,541
Equipment	—	13,207

Total Revenue	29,275	22,748

Cost of Service	16,735	8,722
Cost of Equipment	—	5,140

Gross Margin	12,540	8,886
Gross Margin %	43%	39%

Selling, General and Administrative	68,657	40,604
Research and Development	445	2,655
Spectrum Lease Expense	13,442	3,344

EBITDA Loss	(70,004)	(37,717)

Adjustment for Non-Cash Items	18,470	4,683

Adjusted EBITDA Loss	$(51,534)	$(33,034)

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Net Subscriber Additions	52k	37k
Total Subscribers	258k	99k
ARPU	$35.80	$32.37
Churn	1.6%	1.4%
CPGA	$343	$361
Capital Expenditures	$74.4MM	$29.5MM
Covered POPS	10.1MM	5.8MM
Cash & Short Term Investments	$1,506MM	$301MM
For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
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EBITDA Performance, Penetration and Customer Growth Indicate Replicable and Scalable Market Performance
Clearwire announced that its initial 25 U.S. markets as a group, all of which commenced operations prior to last year, or the “Initial Markets,” are approaching cash flow positive, also defined as “Market EBITDA” positive.
Perry Satterlee, the company’s president and chief operating officer, stated, “We are pleased to announce that 10 of our first 25 markets have achieved the milestone of Market EBITDA positive status, up from 4 markets as of year-end 2006. It is important to note that we estimate that more than 1 out of 10 households in our coverage area in the Initial Markets now have Clearwire service. The continued steady improvement in operating and financial performance in the Initial Markets further validates the company’s assertion that it is delivering strong performance that is both replicable and scalable.”
Market EBITDA represents EBITDA before any allocation of corporate general and administrative expenses and any spectrum lease allocations. (Refer to section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” for further information and reconciliations.)
The Initial Markets, which represent 47% of Clearwire’s U.S. network-covered population and 42% of Clearwire’s consolidated network-covered population, showed continued improvement in the first quarter of 2007 as compared to the prior year. These 25 Initial Markets now have an estimated average household penetration of 10.4% at the end of the first quarter and are still growing. As a result, customer counts in the Initial Markets more than doubled to 175,000 as of March 31, 2007, versus 85,000 as of March 31, 2006. This rapid increase in subscribers yielded Service Revenue of $18.1 million for the group, representing a 161% increase over the same quarter in the prior year. As the Initial Markets began to scale, significant Gross Margin expansion was also noted as direct costs were spread over a larger customer base. Gross Margin for the Initial Markets was 72%, up from 48% for the first quarter of the prior year.
Management’s disciplined approach to Selling, General and Administrative expenses incurred in the markets also improved overall market profitability significantly as the Market EBITDA loss for the Initial Markets was $0.6 million in the first quarter of 2007 versus a Market EBITDA loss of $9.5 million during the same period for 2006.
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Initial Markets Performance
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended March 31,
	2007	2006
Total Revenue	$18,076	$6,933

Gross Margin	$13,095	$3,346
Gross Margin %	72%	48%

Market EBITDA Loss	$(599)	$(9,544)
EBITDA %	-3%	-138%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Total Subscribers	175k	85k
ARPU	$36.20	$32.51
Churn	1.7%	1.4%
CPGA	$318	$366
Covered POPS	4.2MM	3.9MM
For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
Clearwire Continues Leadership Position in Global WiMAX Spectrum Holdings
During the first quarter, Clearwire announced that it had agreed to purchase all of AT&T’s 2.5 GHz spectrum interests. Wolff explained, “In acquiring the AT&T spectrum, we will secure spectrum holdings in a number of major metropolitan areas in the Southeast including Atlanta, Miami, Orlando, New Orleans, Jacksonville and other markets which will increase Clearwire’s spectrum holdings by approximately 1.7 billion MHz POPs.” The transaction remains subject to the satisfaction of various closing conditions and is currently expected to close in the second quarter.
“This transaction will significantly enhance our spectrum footprint and will represent beachfront property which will provide us the opportunity to offer service throughout key markets in the Southeast,” Wolff said.
Assuming the closing of all pending spectrum acquisition transactions, Clearwire will hold rights to approximately 14.0 billion MHz POPs of spectrum in the U.S. covering approximately 223 million people, and approximately 8.7 billion MHz POPs of spectrum in Europe covering approximately 199 million people at the end of first quarter 2007.
“We believe we hold one of the world’s largest portfolios of next-generation wireless broadband spectrum that is in frequency bands that are identified by the mobile WiMAX standard, as measured by the number of people covered by our spectrum. This position is further enhanced when taking into account the spectrum held by our partners in Mexico and Denmark,” Wolff said.
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Business Growth on Track; Modular Expansion Plans Provide Flexible Funding Requirements
Clearwire is making no changes to its guidance at this time. The company expects to cover 16 -18 million people by the end of 2007 with its wireless networks, and expects to end the year with 375,000 — 400,000 consolidated subscribers. Further, management is indicating that it expects an increase in the number of Initial Markets to reach Market EBITDA positive over the remainder of the year. Clearwire expects to have approximately 2,600 — 2,800 tower sites in service by year end.
Management affirmed its view that the business has seasonality associated with it and has historically experienced its strongest results in the first and fourth quarters with lower gross adds and higher churn typically experienced in the second and third quarters. Management also indicates that the majority of new markets scheduled to commence service in 2007 are concentrated in the third and fourth quarters, and that distribution channels in new markets typically require three to six months to fully develop.
The company ended the first quarter with approximately $1.5 billion in cash and short-term investments. Clearwire’s future funding requirements are largely driven by the timing and extent of new market deployments, which the company intends to modulate based on the success of the existing markets and availability of capital on terms satisfactory to the company.
“The nature of our business allows us to expand successfully on a market-by-market basis, which in turn allows us to modulate our funding requirements,” Wolff said. “We reiterate our view that based on our experience to date and our anticipated market roll-out plan, we believe we will require approximately $1.6 billion of additional capital to deploy our network in the U.S. to cover 125 million people. However, we also note that if we choose to moderate our expansion plans, we believe that we could achieve profitability with substantially less additional capital.”
Management Webcast
Clearwire’s senior leadership team will discuss the company’s first-quarter performance during a conference call on Wednesday, May 9, 2007, at 10 a.m. EDT (7 a.m. Pacific Time). Interested parties can access the conference call by dialing 866-770-7129 or, outside the United States, 617-213-8067, five minutes prior to the start time. The passcode for the call is 34463490. A replay of the call will be available beginning at approximately 12 p.m. EDT on Wednesday, May 9, until midnight EDT Wednesday, May 23, 2007, by calling 888-286-8010, or outside the United States, 617-801-6888. The passcode for the replay is 34782203.
The conference call will be simultaneously web-cast, in the Investor Relations section of the company’s Website: www.clearwire.com.
About Clearwire
Clearwire, founded in October 2003 by Craig O. McCaw, is a provider of reliable, wireless high-speed Internet service. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 38 U.S. markets, covering approximately 9.1 million people in more than 400 municipalities in Alaska, California, Florida, Hawaii, Idaho, Minnesota, Nevada, North Carolina, Oregon, Texas, Washington and Wisconsin in the United States, as well as 1.2 million people in Ireland and Belgium. In addition, wireless high-speed Internet services are offered in Mexico and Denmark by Clearwire’s partners, MVS Net and Danske Telecom.
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Forward-Looking Statements
This release contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; development, network launch, and strategic plans and objectives; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our business plan will require us to raise substantial additional financing both in the near term and over the next five years or more.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology once that technology meets certain specified performance criteria, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	Our business plan contemplates migration of our current network to a mobile WiMAX network, which is not yet commercially available, and may never be developed to our satisfaction or at all.

•	We currently depend on our commercial partners to develop and deliver the equipment for our existing and planned networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Mr. McCaw and Intel Capital collectively control a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form S-1, as amended, filed on March 7, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.
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CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$892,440	$438,030
Short-term investments	613,120	663,644
Restricted cash	11,610	10,727
Restricted investments	51,376	69,401
Accounts receivable, net of allowances of $1,129 and $1,459	3,006	2,774
Notes receivable, related party	4,118	4,409
Inventory	1,350	1,398
Prepaids and other assets	24,063	19,219

Total current assets	1,601,083	1,209,602
Property, plant and equipment, net	361,157	302,798
Restricted cash	160	117
Restricted investments	—	16,269
Prepaid spectrum license fees	298,357	241,151
Spectrum licenses and other intangible assets, net	239,036	222,980
Goodwill	31,238	30,908
Investments in equity investees	13,305	14,983
Other assets	27,989	29,565

TOTAL ASSETS	$2,572,325	$2,068,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses (includes related party balances of $6,054 and $6,799)	$89,027	$108,216
Deferred rent	8,481	6,986
Deferred revenue	6,877	5,599
Due to affiliate	140	532
Current portion of long-term debt	1,250	1,250

Total current liabilities	105,775	122,583
Long-term debt (net of discount of $104,558 and $110,007)	649,263	644,438
Other long-term liabilities	48,255	42,385

Total liabilities	803,293	809,406
MINORITY INTEREST	15,102	1,358
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 134,482,178 and 109,325,236 shares issued and outstanding	2,063,248	1,474,759
Class B, 28,596,685 shares issued and outstanding	234,376	234,376
Common stock and warrants payable	36	166
Deferred compensation	(802)	(116)
Accumulated other comprehensive income	8,273	6,990
Accumulated deficit	(551,201)	(458,566)

Total stockholders’ equity	1,753,930	1,257,609

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,572,325	$2,068,373

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
REVENUES
Service	$29,275	$9,541
Equipment and other (includes related party sales of $0 and $7,618)	—	13,207

Total revenues	29,275	22,748
OPERATING EXPENSES:
Cost of goods and services (exclusive of items shown separately below):
Cost of service (includes related party costs of $728 and $0)	16,735	8,722
Cost of equipment (includes related party costs of $0 and $2,390)	—	5,140
Selling, general and administrative expense	68,657	40,604
Research and development	445	2,655
Depreciation and amortization	16,185	7,433
Spectrum lease expense	13,442	3,344

Total operating expenses	115,464	67,898

OPERATING LOSS	(86,189)	(45,150)
OTHER (EXPENSE) INCOME:
Interest income	16,590	3,062
Interest expense	(24,218)	(11,089)
Foreign currency transaction gains(losses), net	33	(6)
Other income (expense), net	2,478	(49)

Total other expense, net	(5,117)	(8,082)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(91,306)	(53,232)
Income tax provision	(603)	(464)

LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(91,909)	(53,696)
Losses from equity investees, net	(1,618)	(1,973)
Minority interest in net loss of consolidated subsidiaries	892	390

NET LOSS	$(92,635)	$(55,279)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.64)	$(0.73)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	143,739	75,746

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	For the three months ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(92,635)	$(55,279)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	661	3
Depreciation and amortization	16,185	7,433
Amortization of prepaid license fees	2,774	938
Amortization of deferred financing costs and accretion of debt discount	7,052	1,096
Deferred income taxes	677	464
Share-based compensation	7,869	1,683
Minority interest	(892)	(390)
Losses from equity investees, net	1,618	1,973
(Gain)loss on fixed asset disposals	(5)	18
Gain on sale of equity investment	(2,213)	—
Changes in assets and liabilities, net of effects from acquisitions:
Prepaid spectrum license fees	(44,327)	(3,524)
Inventory	48	102
Accounts receivable	(879)	(1,602)
Prepaids and other assets	(4,988)	(1,774)
Accounts payable	2,855	(3,897)
Accrued expenses and other liabilities	(13,736)	2,089
Due to affiliate	(392)	(162)

Net cash used in operating activities	(120,328)	(50,829)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(74,370)	(29,452)
Payments for acquisitions of spectrum licenses and other	(10,400)	(4,065)
Purchases of short-term investments	(461,928)	(10,309)
Sales or maturities of short-term investments	512,415	86,571
Issuance of notes receivable, related party	—	(1,664)
Restricted cash	(926)	30
Restricted investments	34,294	(55,827)
Business acquisition, net of cash acquired	—	(27,722)
Proceeds from sale of equity investment	2,250	—
Net cash provided by (used in) investing activities	1,335	(42,438)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock for IPO, net	557,572	—
Proceeds from issuance of common stock for options and warrant exercises	1,546	—
Proceeds from issuance of senior debt and warrants	—	360,350
Deferred financing fees	—	(16,100)
Principal payments on long-term debt	(625)	—
Contributions from minority interests	15,000	—

Net cash provided by financing activities	573,493	344,250

FOREIGN EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(90)	535

NET INCREASE IN CASH AND CASH EQUIVALENTS	454,410	251,518
CASH AND CASH EQUIVALENTS, Beginning of period	438,030	29,188

CASH AND CASH EQUIVALENTS, End of period	$892,440	$280,706

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (“GAAP”). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as consolidated operating loss less depreciation and amortization. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization less non-cash expenses including share-based compensation expense, non-cash tower rent expense and non-cash spectrum lease expense.

($'s in thousands)	Three Months Ended March 31,
	2007	2006

Operating Loss	$(86,189)	$(45,150)
Depreciation and Amortization	16,185	7,433

EBITDA Loss	(70,004)	(37,717)
Non-Cash Items
Share-Based Compensation	7,869	1,683
Non-Cash Tower Rent Expense	2,801	960
Non-Cash Spectrum Lease Expense	7,800	2,040

Non-Cash	18,470	4,683

Adjusted EBITDA	$(51,534)	$(33,034)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the company’s operating performance. We use Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current-period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
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(2) ARPU (Average Revenue per Unit) is service revenue, less legacy businesses revenue (businesses that were acquired through the acquisition of spectrum entities) and CPE (Customer Premise Equipment) revenue divided by the average number of subscribers in the period divided by the number of months in the period.

(in thousands, except per unit amounts)	Three Months Ended March 31,
ARPU	2007	2006

Service Revenue	$29,275	$9,541
Legacy Business	(3,662)	(1,636)
CPE Revenue	(553)	(28)

	25,060	7,877

Average Customers	233	81
Months in Period	3	3
ARPU	$35.80	$32.37

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month. Subscribers that discontinue in the first 30 days of service for any reason or in the first 90 days of service due to signal strength issues are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
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(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs divided by gross customer additions in the period.

($'s in thousands, except per add amounts)	Three Months Ended March 31,
CPGA	2007	2006

Selling, General and Administrative	$68,657	$40,604
General and Administrative(1)	(47,050)	(25,768)

Total Selling Expense	21,607	14,836

Total Gross Adds	63	41
Total CPGA	$343	$361

(1)	G&A includes general administrative and other non-sales related expenses
Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers. Other companies may calculate this measure differently.
(5) Market EBITDA is defined as the EBITDA (see definition (1) EBITDA and Adjusted EBITDA) in the Initial Markets. This calculation does not include an allocation of corporate general and administrative expenses or spectrum lease expense.
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